CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF GLOWPOINT, INC.

Glowpoint, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The name of the Corporation is Glowpoint, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 4, 1996. The original Certificate of Incorporation was amended by the Agreement and Plan of Merger dated as November 27, 1996. The Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on May 18, 2000. The Amended and Restated Certificate of Incorporation was subsequently filed on May 18, 2000 (such certificate, as amended and restated, the “Certificate of Incorporation”). The Certificate of Designations, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State on June 14, 2000. The Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State on June 22, 2001. The Certificate of Designations, Preferences and Rights of Series B Preferred Stock was filed with the Secretary of State on January 22, 2004.

THIRD: The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to increase the number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares and shall hereafter read as follows:

“FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred fifty-five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock with a par value of $0.0001 per share and five million (5,000,000) shares of Preferred Stock with a par value of $0.0001 per share.”

No other change to the Certificate of Incorporation is hereby made, including, without limitation, any other change to Article FOURTH.

FOURTH: In accordance with Section 242 of the DGCL, the amendment to the Certificate of Incorporation set forth herein was duly adopted by the Corporation’s Board of Directors by unanimous written consent and duly adopted by its stockholders at the Corporation’s Annual Meeting of Stockholders on August 14, 2007, which was duly called and held upon notice in accordance with Section 222 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 22nd day of August, 2007.

By:	/s/ Michael Brandofino
Michael Brandofino, President and CEO